Exhibit 10.36

2004 Board of Directors Compensation

Employee directors and directors who are affiliated with Harvest Partners, Inc., an affiliate of the Company’s largest stockholder, receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors who are not affiliated with Harvest Partners, Inc. (“Outside Directors”) received an annual retainer as well as compensation for service on a board committee, and if applicable, service as a committee chairman during fiscal 2004 and will continue to receive compensation in 2005 as indicated in the following table.

Annual Retainer	Committee Member Annual Retainer	Committee Chairman Additional Annual Retainer
$30,000	$10,000 - $12,500	$2,500

Outside Directors are also eligible to receive awards under the stock plans maintained by the Company. During fiscal 2004, Adrian W. Doherty Jr., Ed Hotard, Jerry E. Ryan and Bengt Sohlen were each granted non-qualified stock options to purchase 20,000 shares of common stock at an exercise price of $9.76 per share (being the fair market value of the common stock on the date of grant) under the Company’s 2004 Incentive Stock Plan. Options vest in one-third increments each year, commencing 12 months from the date of grant. In addition, all directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.